Exhibit 99.1

JOINT FILING agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the common stock, $0.001 par value per share, of Agrify Corporation and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing(s).

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 13, 2024.

RSLGH, LLC		CORE GROWTH, LLC

By:	/s/ Bret Kravitz	By:	/s/ Benjamin Kovler
Name:	Bret Kravitz	Name:	Benjamin Kovler
Title:	Corporate Secretary	Title:	Authorized Signatory

Wellness Mgmt, LLC		For Success Holdings Company

By:	/s/ Benjamin Kovler	By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler	Name:	Benjamin Kovler
Title:	Authorized Signatory	Title:	CEO & President

CUSIP No. 55352P102

VCP23, LLC		GTI23, Inc.

By:	/s/ Benjamin Kovler	By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler	Name:	Benjamin Kovler
Title:	Manager	Title:	Director & Authorized Signatory

Green Thumb Industries Inc.

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Chairman and Chief Executive Officer